Exhibit 99.1

Sterling Bancorp Inc. Plea Agreement with DOJ Receives Final Court Approval

July 19, 2023

SOUTHFIELD, Mich. – (BUSINESS WIRE) – Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today announced that the United States District Court for the Eastern District of Michigan approved the Plea Agreement previously entered into by the Company with the U.S. Department of Justice, Criminal Division, Fraud Section (the “DOJ”). Under the Plea Agreement, the Company pleaded guilty to one count of securities fraud primarily relating to disclosures with respect to the Company’s former Advantage Loan Program contained in the Company’s 2017 IPO Registration Statement and its immediately following Annual Reports on Form 10-K filed in March 2018 and March 2019. Consistent with the Plea Agreement, the sentence issued by the court requires the Company to pay $27.2 million in restitution for the benefit of non-insider victim shareholders; further enhance its compliance program and internal controls with respect to securities law compliance; and provide periodic reports to the DOJ with respect to compliance matters. The restitution amount will be administered by a special master to be appointed by the court. This resolution releases the Company, as well as the Bank, from further prosecution for securities fraud and underlying mortgage fraud in the Advantage Loan Program. The Company and the DOJ entered into the Plea Agreement on March 15, 2023, resolving the DOJ’s investigation focused on the Bank’s Advantage Loan Program and related issues.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Contact:
Sterling Bancorp, Inc.
Karen Knott
Executive Vice President and Chief Financial Officer
(248) 359-6624
kzaborney@sterlingbank.com